Tortoise Capital Resources Corp. Announces 1st Quarter Distribution

FOR IMMEDIATE RELEASE

LEAWOOD, Kan. – Feb. 9, 2010 – The Board of Directors of Tortoise Capital Resources Corp. (NYSE: TTO) today declared the company's first quarter 2010 distribution of $0.13 per share, the same amount paid in the prior quarter. The distribution will be paid on March 1, 2010 to stockholders of record on Feb. 19, 2010.

Expected Treatment of Distribution

A portion of this distribution is expected to be treated as return of capital for income tax purposes, although the ultimate determination will not be made until determination of the company's earnings and profits after its year-end. Based on current financial information, this distribution is estimated to consist of approximately 40 percent ordinary income and the remainder as return of capital for book purposes.

About Tortoise Capital Resources Corp.

Tortoise Capital Resources invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream and coal/aggregate segments, of the U.S. energy infrastructure sector.

About Tortoise Capital Advisors

Tortoise is an investment manager specializing in listed energy infrastructure, such as pipeline and power companies. As of Jan. 31, 2009, the adviser had approximately $3.0 billion of assets under management in five NYSE-listed investment companies and private accounts. For more information, visit our Web site at www.tortoiseadvisors.com.

Safe Harbor Statement

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Forward-Looking Statement

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although the company and Tortoise Capital Advisors believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the company's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, the company and Tortoise Capital Advisors do not assume a duty to update this forward-looking statement. Any distribution paid in the future to our stockholders will depend on the actual performance of the company's investments, its costs of leverage and other operating expenses and will be subject to the approval of the company's Board and compliance with asset coverage requirements of the Investment Company Act of 1940 and the leverage covenants.

Contact information: Tortoise Capital Advisors, LLC Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com